EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors of SMTC Corporation

We consent to the incorporation by reference in the registration statement (No. 333-44250) on Form S-8 and the registration statement (No. 333-33208) on Form S-3 of SMTC Corporation of our report dated February 6, 2004, except as to note 20 which is as of March 3, 2004, with respect to the consolidated balance sheets of SMTC Corporation as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of SMTC Corporation. Our report dated February 6, 2004, except as to note 20 which is as of March 3, 2004, contains an explanatory paragraph that states that the Company has incurred significant recurring losses and has a significant working capital deficiency due to the maturity of the Company’s debt on October 1, 2004, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to a change in accounting policy on goodwill.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

March 30, 2004